Ex. 99.1

BluSky AI Inc. Announces Non-Binding Letter of Intent to Lease Strategic Site in Wells, Nevada.

Salt Lake City, Aug. 28, 2025 (GLOBE NEWSWIRE) -- BluSky AI Inc. (OTCID: BSAI) (“BluSky AI” or the “Company”), headquartered in Salt Lake City, Utah, is a Neocloud purpose-built for artificial intelligence through rapidly deployable SkyMod data centers. SkyMods are next-generation, scalable AI factories. The Company, as a provider of GPU-as-a-Service, today announced the execution of a non-binding Letter of Intent (LOI) to lease approximately two acres of land at the White Cloud facility located at 1120 Hacienda Road, Wells, Nevada

This LOI outlines the primary terms and conditions for the preparation of a formal lease agreement between BluSky AI Inc. (Lessee) and White Cloud Botanicals LLC and Snake River Development LLC (Lessor). The proposed lease is designed to support BluSky’s continued expansion of modular data service units across the Western U.S., enabling scalable compute infrastructure with a focus on energy efficiency and community integration.

Key Terms of the LOI Include:

•Property Use: BluSky AI will install modular data service units with minimal site improvements, including concrete pads, fencing, modular office/process facilities, and underground utility connections.

•Power Allocation: The site includes access to no less than 2,700 KVA of existing electrical transformer capacity. Additional capacity may be added, pending successful contracting with Wells Rural Electric.

•Lease Term: Initial 10-year term commencing upon full operation of the first unit, with two optional 5-year extensions.

The Lessor retains rights to lease the existing building and remaining acreage, provided BluSky AI is granted adequate rights-of-way and access for construction and operations.

“This LOI marks another milestone in BluSky’s mission to democratize access to AI compute,” said Trent D’Ambrosio, CEO of BluSky AI Inc. “Wells, Nevada, offers the power density, geographic resilience, and community partnership we seek as we scale modular infrastructure across the region.”

The LOI is non-binding and intended solely to facilitate the drafting of a definitive lease agreement. Final terms remain subject to negotiation and execution of a formal contract.

For inquiries or program details, contact:

Trent D’Ambrosio
CEO, BluSky AI Inc.
trentdambrosio@bluskyaidatacenters.com
www.bluskyaidatacenters.com

About BluSky AI Inc.

Headquartered in Salt Lake City, Utah, BluSky AI Inc. is a Neocloud purpose-built for artificial intelligence through rapidly deployable SkyMod data centers. SkyMods are next-generation, scalable AI Factories providing speed-to-market and energy optimization for entities requiring high-performance infrastructure to support machine learning workloads. BluSky AI empowers small, mid-sized, enterprise, and academic partners from start-up to scale-up to drive innovation without compromise.

Forward-Looking Statements:

This news release includes certain forward-looking statements or information. All statements other than statements of historical fact included in this release are forward-looking statements that involve various risks and uncertainties.  Forward-looking statements in this news release include statements with respect to the potential impact and usage of the Company’s. There can be no assurance statements will prove to be accurate and actual results and future events could differ materially from anticipated in such statements.

BluSky AI Inc. disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events except as required by applicable securities legislation.